At a special meeting of shareholders held on June 18, 2010, the shareholders of the Funds voted on whether to approve a new investment advisory agreement between Rydex Series
Funds and Padco Advisors, Inc. A description of the number of shares voted is as follows:

Fund	Shares For	Shares Against	Shares Abstained
S&P 500 2X Strategy Fund	 3,349,752 	 91,969 	 196,319
Inverse S&P 500 2x Strategy Fund 4,395,159 	 203,332 	 278,686
NASDAQ-100 2X Strategy Fund	 1,123,154 	 59,159 	 59,045
Inverse NASDAQ-100 2x Strategy Fund 6,631,565 	 492,446 	 610,540
Dow 2x Strategy Fund	 	911,532 	 13,491 	 44,532
Inverse Dow 2x Strategy Fund	 1,403,207 	 29,079 	 56,128
Russell 2000 2x Strategy Fund	 96,706 	 12,880 	 6,092
Inverse Russell 2000 2x Strategy Fund 1,926,735	 41,395 	 126,649

At a special meeting of shareholders held on June 18,
 2010, the shareholders of the Funds also voted on whether to approve a change to a fundamental investment policy on borrowing money, consistent with applicable law. A description of the number of shares voted is as follows:

Fund	Shares For	Shares Against	 Shares Abstained
S&P 500 2X Strategy Fund	 3,197,362 	 217,886 	 222,790
Inverse S&P 500 2x Strategy Fund 4,286,672 	 297,203 	 293,303
NASDAQ-100 2X Strategy Fund	 1,096,927 	 87,951 	 56,480
Inverse NASDAQ-100 2x Strategy Fund 6,242,077 	 848,930 	 643,545
Dow 2x Strategy Fund	 	898,817 	 26,380 	 44,357
Inverse Dow 2x Strategy Fund	 1,376,950 	 55,632 	 55,832
Russell 2000 2x Strategy Fund	 94,991 	 13,413 	 7,274
Inverse Russell 2000 2x Strategy Fund 1,861,539	 92,348 	 140,891